American Safety Insurance Holdings, Ltd.
Reports First Quarter Financial Results

HAMILTON, Bermuda, May 4, 2011 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported net earnings of $7.9 million for the three months ended March 31, 2011, or $0.73 per diluted share, as compared to $6.5 million, or $0.61 per diluted share, for the same period of 2010.

Financial highlights for the quarter included1:

•	Net earned premiums increased 27% to $54.4 million
•	Net realized gains on investments were $11.1 million compared to $1.0 million
•	Property losses, including catastrophic events, were $5.8 million, contributing approximately 11 points to the combined ratio
•	The combined ratio was 116.7% compared to 102.3%
•	Net operating cash flow was $26.5 million compared to $10.6 million
•	Book value was $28.57 per diluted share versus $29.00 at December 31, 2010

1All comparisons are with the same period last year unless stated otherwise.

Total revenues in the quarter increased to $73.8 million from $53.0 million in 2010 due to higher net earned premiums across all insurance divisions and net realized gains on investments, partially offset by a decrease in investment and fee income.

The combined ratio consists of a loss ratio of 77.7% and an expense ratio of 39.0%, compared to 59.1% and 43.2%, respectively, for the same quarter of 2010. The loss ratio was impacted by prior year reserve strengthening of $6.8 million and includes:  (a) weather related property losses in the E&S division of $1.4 million; (b) property losses in the ART division of $0.8 million; and (c) $4.6 million primarily attributable to two non-renewed casualty contracts in the Assumed Reinsurance division.  The loss ratio was also impacted by $3.6 million in net catastrophe losses attributable to New Zealand and Japan in the Assumed Reinsurance division.  The expense ratio decreased to 39.0% from 43.2% a year ago primarily as a result of economies of scale associated with an increase in net earned premiums.

For the three months ended March 31, 2011, a net operating loss of $3.2 million compares to net operating earnings of $5.8 million for the same quarter 2010.  The 2011 net operating loss is primarily the result of property and other losses noted above.  Investment income decreased 5.9% to $7.4 million as a result of the sale of fixed income securities totaling $81.6 million and subsequent reinvestment in shorter duration, lower yielding securities.  Net operating earnings (loss) is a non-GAAP financial measure defined by the Company as net earnings adjusted for net realized gains (losses), net of applicable taxes.

Since December 31, 2010, the company repurchased 37,566 shares at an average price of $19.89 per share.  Remaining shares under the current authorization are 306,734.

Commenting on the results, Stephen R. Crim, President and Chief Executive Officer said, “Property catastrophe losses contributed to a difficult quarter, but those losses were in line with established risk tolerance levels.  I am, however, pleased with the progress we made in our product diversification strategy, which was a primary driver of premium growth in the quarter.”

Conference Call

A conference call to discuss first quarter 2011 results is scheduled for Thursday, May 5, 2011 at 9:00 a.m. (Eastern Daylight Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.com.  If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call.  A transcript of the call will be available on the Company’s website beginning several days after the call.

This report contains forward-looking statements.  The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including catastrophe and other losses.  Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including developments in loss trends and adequacy and changes in loss reserves and actuarial assumptions.

About Us:
For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. and American Safety Assurance (Vermont), Inc. and Victore Insurance Company.  As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:
American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Patrick Driscoll, CPA, CPCU
scrim@amsafety.bm	patrick.driscoll@amsafety.com
(441) 296-8560	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries
Financial and Operating Highlights
(Unaudited) (in thousands)

	Three Months Ended March 31,
	2011	2010
INCOME STATEMENT DATA: Revenues:
Direct earned premiums	$57,656	$55,742
Assumed earned premiums	11,283	9,020
Ceded earned premiums	(14,571)	(21,794)
Net earned premiums	54,368	42,968

Net investment income	7,437	7,905
Net realized gains	11,107	1,011
Fee income	865	1,093
Other income	11	20
Total revenues	$73,788	$52,997

Expenses:
Losses and loss adjustment expenses	42,260	25,401
Acquisition expenses	11,861	9,830
Other underwriting expenses	10,199	9,827
Interest expense	386	759
Corporate and other expenses	720	715
Total expenses	$65,426	$46,532

Earnings before income taxes	8,362	6,465
Income taxes (benefit)	(32)	(99)
Net Earnings	$8,394	$6,564
Less: Net earnings attributable to the non- controlling interest	493	57

Net earnings attributable to ASIH, Ltd.	$7,901	$6,507

Net earnings per share:
Basic	$0.76	$0.63
Diluted	$0.73	$0.61

Weighted average number of shares outstanding:
Basic	10,444,325	10,331,810
Diluted	10,788,117	10,644,507

Loss Ratio	77.7%	59.1%
Expense Ratio	39.0%	43.2%
GAAP combined ratio	116.7%	102.3%

Net Operating Earnings:
Net earnings attributable to ASIH, Ltd.	$7,901	$6,507
Less: Realized investment gains (losses), net of taxes	11,061	742
Net Operating Earnings (loss)	$(3,160)	$5,765

BALANCE SHEET DATA:	March 31, 2011	December 31, 2010

Total investments	$845,008	$818,450
Total assets	1,238,896	1,221,253
Unpaid losses and loss adjustment expenses	667,725	649,641
Total liabilities	924,184	902,719
Total shareholders’ equity	314,712	318,534

Book value per share- diluted	$28.57	$29.00

American Safety Insurance Holdings, Ltd. and Subsidiaries
 Segment Data
(Unaudited) (Dollars in thousands)

	Three Months Ended March 31, 2011
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross Written Premiums	$35,995	$21,878	$16,472	$-	$74,345
Net Written Premiums	29,602	14,906	15,502	-	60,010
Net Earned Premiums	27,994	14,355	12,019	-	54,368

Underwriting Profit (Loss)	(2,869)	(972)	(6,394)	283	(9,952)

Fee Income	5	860	-	-	865
Other Income	-	-	-	11	11
Investment Income	4,815	1,121	1,349	152	7,437
Pre-tax Operating Income (Loss)	1,951	1,009	(5,045)	446	(1,639)

Realized Gains					11,107
Interest and Holding Company Expenses					1,106
Earnings Before Income Taxes					8,362
Income Taxes (Benefit)					(32)
Net Earnings					$8,394
Less: Net Earnings Attributable to the Non-controlling interest					493
Net Income Attributable to ASIH, Ltd.					$7,901

Loss Ratio	63.4%	62.8%	128.9%	NM	77.7%
Expense Ratio	46.8%	38.0%	24.3%	NM	39.0%
Combined Ratio	110.2%	100.8%	153.2%	NM	116.7%

	Three Months Ended March 31, 2010
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross Written Premiums	$29,628	$18,234	$11,455	$-	$59,317
Net Written Premiums	24,353	14,092	10,336	-	48,781
Net Earned Premiums	22,152	11,163	9,653	-	42,968

Underwriting Profit (Loss)	(2,521)	11	756	(336)	(2,090)

Fee Income	146	831	116	-	1,093
Other Income	-	-	-	20	20
Investment Income	5,449	1,129	1,088	239	7,905
Pre-tax Operating Income (Loss)	3,074	1,971	1,960	(77)	6,928

Realized Gains					1,011
Interest and Holding Company Expenses					1,474
Earnings Before Income Taxes					6,465
Income Taxes (Benefit)					(99)
Net Earnings					$6,564
Less: Net Earnings Attributable to the Non-controlling interest					57
Net Income Attributable to ASIH, Ltd.					$6,507

Loss Ratio	59.4%	57.5%	60.3%	NM	59.1%
Expense Ratio	51.3%	35.0%	30.7%	NM	43.2%
Combined Ratio	110.7%	92.5%	91.0%	NM	102.3%